Exhibit 99

#07U – February 8, 2012	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Announces Selection of James M. Micali as Lead Director

Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today announced that its Board of Directors has elected James M. Micali as its independent Lead Director, effective immediately. This appointment replaces the current practice of having independent Board committee chairman rotate as presiding director.

Micali has been an independent director of Sonoco since 2003 and currently serves as chair of the Board’s Corporate Governance and Nominating Committee. The Lead Director’s duties include presiding at executive sessions of the independent directors and at any meetings of the Board at which the Chairman is not present. In addition, the Lead Director will confer with the Chairman regarding Board meeting agendas, schedules and information sent to the Board, along with other duties.

Since 2008, Micali, 64, has been “Of Counsel” with Ogletree Deakins LLC, and senior advisor to, and limited partner of, Azalea Fund III of Azalea Capital LLC, both of Greenville, S.C. He retired as chairman and president of Michelin North America, Inc., of Greenville, S.C., in August 2008. Micali is also a director of SCANA Corporation (NYSE:SCG), Ritchie Brothers Auctioneers, Inc. (NYSE:RBA), and American Tire Distributors Holding, Inc.

About Sonoco

Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annualized net sales of approximately $4.5 billion, the Company has more than 19,000 employees working in 340 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2011/2012 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

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